EXHIBIT 99

          USANA Voluntarily Discloses Informal SEC Inquiry

   The Company Formally Requests That SEC Investigate Barry Minkow's
    Recent Statements in the Mass Media, Put Options in USANA Stock

    SALT LAKE CITY--(BUSINESS WIRE)--March 19, 2007--USANA Health Sciences Inc. (NASDAQ:USNA) announced today that it has received notification from the U.S. Securities and Exchange Commission ("SEC"), Salt Lake District Office, that it has begun an informal inquiry regarding the Company. The Company believes the inquiry relates to assertions appearing in the mass media about USANA.

    The SEC has indicated in its correspondence with USANA that this informal inquiry should not be construed as an indication that any violation of law has occurred, nor should it be considered a reflection upon any person, entity, or security. USANA is cooperating fully with the SEC in this matter. The Company is disclosing this inquiry to its shareholders due to the highly public nature of Mr. Minkow's recent allegations, which it believes to be false and defamatory.

    "We believe that this is a routine inquiry made in response to a series of false and defamatory statements about our company that have appeared on the Internet and in the mass media," said David A. Wentz, president of USANA Health Sciences, Inc. "We look forward to resolving these issues, and we are committed to defending our company and keeping our shareholders fully informed of important developments."

    Separately, USANA announced that its legal counsel, in a letter March 16, 2007, formally requested that the SEC investigate convicted felon Barry Minkow's short or other derivative positions in its stock, as well as the false public statements made by Mr. Minkow, which USANA believes constitutes a scheme to profit from driving down the Company's stock.

    USANA announced on March 15, 2007 that it filed a lawsuit against the Fraud Discovery Institute and Barry Minkow in U.S. District Court in Salt Lake City, Utah for defamation.

    Note to editors / correction: The USANA press release of March 15, 2007 incorrectly identified the year as 1998 that Barry Minkow was convicted on 57 counts of fraud and conspiracy related to his carpet cleaning business, ZZZZ Best. In fact, Mr. Minkow's convictions occurred in 1988.

    About USANA

    USANA develops and manufactures high quality nutritional and personal care products that are sold directly to Associates and Preferred Customers throughout the United States, Canada, Australia, New Zealand, Hong Kong, Japan, Taiwan, South Korea, Singapore, Mexico, Malaysia, the Netherlands, and the United Kingdom. More information on USANA can be found at http://www.usanahealthsciences.com.

    CONTACT: USANA Health Sciences Inc.
             Riley Timmer, 801-954-7100 (Investor Relations) investor.relations@us.usana.com or
             Edelman
             Joe Poulos, 312-240-2719 (Media)